ENOVA ANNOUNCES ANNUAL MEETING TO BE HELD IN SPRING 2008

TORRANCE, CA, December 10, 2007 – Enova Systems, Inc. (AMEX: ENA) (AIM: ENV and ENVS), an early stage production company in an emerging industry and a leading developer of proprietary electric, hybrid and fuel cell digital power management systems, announced today that it intends to shift its annual meeting cycle to the traditional spring season.  Historically, Enova annual meetings have been held in November.  On December 4, 2007, the Board of Directors adopted changes to the Bylaws to provide Enova with greater flexibility as to the date of the annual meeting.

Calendar-year end public companies based in the United States such as Enova typically hold annual meetings in the spring.  This schedule permits shareholders to timely evaluate fiscal year-end performance released in late March and align the meeting proxy mailing with the American Stock Exchange requirement to deliver an annual report to shareholders by April 30th each year.  To adjust to the new spring meeting schedule, Enova will defer holding its annual meeting in 2007.  Enova expects its next annual meeting will be held in May 2008.

For further information contact:

ENOVA SYSTEMS, Inc.
19850 South Magellan Drive
Torrance, CA 90502
T. +310-527-2800
Jarett Fenton, CFO and Investor Relations

About Enova Systems, Inc.

Enova Systems is a leading supplier of efficient, environmentally friendly digital power components and systems products. Enova’s core competencies are focused on the development and commercialization of power management and conversion systems for mobile and stationary applications. Enova applies unique “enabling technologies” in the areas of alternative energy propulsion systems for light- and heavy-duty vehicles as well as power conditioning and management systems for distributed generation systems. Enova develops, designs and produces drive systems and related components for electric, hybrid-electric, and fuel cell powered vehicles. For further information, contact Enova Systems directly, or visit its web site at http://www.enovasystems.com.

Regulatory

This news release contains forward-looking statements relating to Enova and its products that are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “could,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology and statements about industry trends and Enova’s future performance, operations and products. These forward-looking statements are subject to and qualified by certain risks and uncertainties. These and other risks and uncertainties are detailed from time to time in Enova’s periodic filings with the Securities and Exchange Commission, including but not limited to Enova’s annual report on Form 10-K for the year ended December 31, 2006. This forward-looking information should be considered only in connection with the aforementioned risk factors. Enova assumes no obligation to update such forward-looking statements.

Source: Enova Systems, Inc.